                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b) AND (c) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)
                                (Amendment No.1)(1)


                             Spectralink Corporation
                                (Name of Issuer)


                     Common Stock, par value $.01 per share
                         (Title of Class of Securities)


                                    847580107
                                 (CUSIP Number)


(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.    847580107                 13G             PAGE   2   OF  16  PAGES
         ---------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
          MAYFIELD VI INVESTMENT PARTNERS, A CALIFORNIA LIMITED PARTNERSHIP 94-3060511
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)   [   ]
                                                                    (b)   [ X ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          CALIFORNIA
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    -0-
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     2,264,583
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   -0-
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               2,264,583
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          2,264,583
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES                                                          [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          11.8%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON
          PN
          ---------------------------------------------------------------------

CUSIP NO.    847580107                 13G             PAGE   3   OF  16  PAGES
         ---------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
          MAYFIELD VI MANAGEMENT PARTNERS, A CALIFORNIA LIMITED PARTNERSHIP 94-3058675
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)   [   ]
                                                                    (b)   [ X ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          CALIFORNIA
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    -0-
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     2,264,583
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   -0-
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               2,264,583
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          2,264,583
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES                                                          [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          11.8%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON
          PN
          ---------------------------------------------------------------------

CUSIP NO.    847580107                 13G             PAGE   4   OF  16  PAGES
         ---------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
          MAYFIELD ASSOCIATES FUND, A CALIFORNIA LIMITED PARTNERSHIP
          94-3062897
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)   [   ]
                                                                    (b)   [ X ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          CALIFORNIA
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    -0-
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     90,036
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   -0-
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               90,036
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          90,036
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES                                                          [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          0.5%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON
          PN
          ---------------------------------------------------------------------

CUSIP NO.    847580107                 13G             PAGE   5   OF  16  PAGES
         ---------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
          F. GIBSON MYERS, JR.
          SOCIAL SECURITY NUMBER:  ###-##-####
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)   [   ]
                                                                    (b)   [ X ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          U.S.
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    -0-
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     2,354,619
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   -0-
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               2,354,619
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          2,354,619
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES                                                          [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          12.3%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON
          IN
          ---------------------------------------------------------------------

CUSIP NO.    847580107                 13G             PAGE   6   OF  16  PAGES
         ---------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
          KEVIN A. FONG
          SOCIAL SECURITY NUMBER:  ###-##-####
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)   [   ]
                                                                    (b)   [ X ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          U.S.
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    -0-
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     2,354,619
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   -0-
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               2,354,619
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          2,354,619
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES                                                          [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          12.3%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON
          IN
          ---------------------------------------------------------------------

CUSIP NO.    847580107                 13G             PAGE   7   OF  16  PAGES
         ---------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
          WILLIAM D. UNGER
          SOCIAL SECURITY NUMBER:  ###-##-####
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)   [   ]
                                                                    (b)   [ X ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          U.S.
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    -0-
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     2,354,619
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   -0-
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               2,354,619
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          2,354,619
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES                                                          [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          12.3%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON
          IN
          ---------------------------------------------------------------------

CUSIP NO.    847580107                 13G             PAGE   8   OF  16  PAGES
         ---------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
          WENDELL G. VAN AUKEN
          SOCIAL SECURITY NUMBER:  ###-##-####
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)   [   ]
                                                                    (b)   [ X ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          U.S.
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    -0-
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     2,354,619
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   -0-
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               2,354,619
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          2,354,619
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES                                                          [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          12.3%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON
          IN
          ---------------------------------------------------------------------

CUSIP NO.    847580107                 13G             PAGE   9   OF  16  PAGES
         ---------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
          MICHAEL J. LEVINTHAL
          SOCIAL SECURITY NUMBER:  ###-##-####
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)   [   ]
                                                                    (b)   [ X ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          U.S.
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    -0-
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     2,354,619
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   -0-
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               2,354,619
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          2,354,619
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES                                                          [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          12.3%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON
          IN
          ---------------------------------------------------------------------

CUSIP NO.    847580107                 13G             PAGE  10   OF  16  PAGES
         ---------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
          A. GRANT HEIDRICH, III
          SOCIAL SECURITY NUMBER:  ###-##-####
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)   [   ]
                                                                    (b)   [ X ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          U.S.
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    -0-
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     2,354,619
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   -0-
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               2,354,619
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          2,354,619
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES                                                          [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          12.3%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON
          IN
          ---------------------------------------------------------------------

ITEM 1.

         (a)      NAME OF ISSUER:

                  Spectralink Corporation

         (b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  5755 Central Avenue
                  Boulder, CO 80301

ITEM 2.

         (a)      NAME OF PERSONS FILING:

                  Mayfield VI Investment Partners, a California Limited Partnership
                  Mayfield VI Management Partners, a California Limited Partnership
                  Mayfield Associates Fund, a California Limited Partnership Kevin A. Fong
                  Wendell G. Van Auken
                  A. Grant Heidrich, III
                  F. Gibson Myers, Jr.
                  William D. Unger
                  Michael J. Levinthal

         (b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE:

                  c/o The Mayfield Fund
                  2800 Sand Hill Road
                  Menlo Park, CA 94025

         (c)      CITIZENSHIP:

                  The entities listed in Item 2(a) are California Limited Partnerships.
                  The individuals listed in Item 2(a) are U.S. citizens.

         (d)      TITLE OF CLASS OF SECURITIES:

                  Common Stock, par value $.01 per share

         (e)      CUSIP NUMBER:

                  847580107


                              Page 11 of 16 pages.

ITEM 3.  IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(b), OR
         13D-2(b), CHECK WHETHER THE PERSON FILING IS A:

                  Not applicable

ITEM 4.  OWNERSHIP

                  The information regarding ownership as set forth in Items 5-9 of Pages 2-10 hereto, is hereby incorporated by reference.

                  For a summary of total ownership by all Reporting Persons, see
                  Exhibit 2 hereto.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
         PERSON

                  Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                  Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                  Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

                  Not applicable.

ITEM 10. CERTIFICATION

                  Not applicable.


                              Page 12 of 16 pages.

                                   SIGNATURES


                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 17, 1998
                                    MAYFIELD VI INVESTMENT PARTNERS
                                    A California Limited Partnership

                                    By: /s/ George A. Pavlov
                                       -----------------------------------------
                                        George A. Pavlov, Authorized Signatory

                                    MAYFIELD VI MANAGEMENT PARTNERS
                                    A California Limited Partnership

                                    By: /s/ George A. Pavlov
                                       -----------------------------------------
                                        George A. Pavlov, Authorized Signatory

                                    MAYFIELD ASSOCIATES FUND
                                    A California Limited Partnership

                                    By: /s/ George A. Pavlov
                                       -----------------------------------------
                                        George A. Pavlov, Authorized Signatory

                                    F. GIBSON MYERS, JR.

                                    By: /s/ George A. Pavlov
                                       -----------------------------------------
                                        George A. Pavlov, Attorney In Fact

                                    KEVIN A. FONG

                                    By: /s/ George A. Pavlov
                                       -----------------------------------------
                                        George A. Pavlov, Attorney In Fact

                                    WILLIAM D. UNGER

                                    By: /s/ George A. Pavlov
                                       -----------------------------------------
                                        George A. Pavlov, Attorney In Fact


                                    WENDELL G. VAN AUKEN

                                    By: /s/ George A. Pavlov
                                       -----------------------------------------
                                       George A. Pavlov, Attorney In Fact

                              Page 13 of 16 pages.

                                   MICHAEL J. LEVINTHAL

                                   By: /s/ George A. Pavlov
                                       -----------------------------------------
                                       George A. Pavlov, Attorney In Fact


                                   A. GRANT HEIDRICH, III

                                   By: /s/ George A. Pavlov
                                       -----------------------------------------
                                       George A. Pavlov, Attorney In Fact



                              Page 14 of 16 pages.

                                    EXHIBIT 1

Exhibit 1- "Statement Appointing Designated Filer and Authorized Signatory" is hereby incorporated by reference to Exhibit B to the Statement on Schedule 13G dated February 10, 1997.



                              Page 15 of 16 pages.

                                    EXHIBIT 2

                                                                        PERCENT OF CLASS
                                                                          BENEFICIALLY
     NAME OF REPORTING PERSON                NUMBER OF SHARES               OWNED(1)
---------------------------------            -----------------           ------------------
Mayfield VI Investment Partners,
a California Limited Partnership                2,264,583 (2)                 11.8%

Mayfield VI Management Partners,
a California Limited Partnership                2,264,583 (2)                 11.8%

Mayfield Associates Fund, a
California Limited Partnership                     90,036 (3)                  0.5%

F. Gibson Myers, Jr.                            2,354,619 (4)                 12.3%

Kevin A. Fong                                   2,354,619 (4)                 12.3%

William D. Unger                                2,354,619 (4)                 12.3%

Wendell G. Van Auken                            2,354,619 (4)                 12.3%

Michael J. Levinthal                            2,354,619 (4)                 12.3%

A. Grant Heidrich, III                          2,354,619 (4)                 12.3%

Total                                           2,354,619                     12.3%


(1) The respective percentages set forth in this column were obtained by dividing the number of shares by the aggregate number of outstanding shares of Common Stock as of 12/31/97.

(2) Represents shares held of record by Mayfield VI Investment Partners, of which Mayfield VI Management Partners is the sole General Partner.

(3) Represents shares held of record by Mayfield Associates Fund.

(4) The individual Reporting Persons listed are General Partners of Mayfield VI Management Partners, which is the General Partner of Mayfield VI Investment Partners. The individual Reporting Persons, except for Mr. Fong, are also General Partners of Mayfield Associates Fund. Mr. Fong is a limited partner of Mayfield Associates Fund. The individual Reporting Persons may be deemed to have shared voting and dispositive power over the shares which are or may be deemed to be beneficially owned by Mayfield VI Investment Partners and Mayfield Associates Fund but disclaim such beneficial ownership.


                              Page 16 of 16 pages.